Exhibit 99.2

Dollar General Corporation Announces Key Management Promotions

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 29, 2019--Dollar General Corporation (NYSE:DG) is pleased to announce two key management promotions effective as of August 27, 2019, which aim to further strengthen the Company for current and continued growth.

Jeffery C. Owen, 49, has been named chief operating officer with responsibility for store operations, merchandising and supply chain. Owen, a Dollar General veteran with more than 25 years of retail experience, returned to the Company in June 2015 to serve as executive vice president of store operations overseeing nearly 16,000 stores throughout the 44 states in which Dollar General currently operates, as well as the real estate and new store development functions. During Owen’s time in this role, Dollar General has added more than 3,500 stores and increased sales by more than 35 percent. Owen first joined Dollar General in 1992 as a store manager and served Dollar General in various roles of increasing responsibility. He earned a bachelor’s degree and Master of Business Administration from Vanderbilt University.

Steven G. Sunderland will succeed Owen as executive vice president of store operations, overseeing Dollar General’s nearly 16,000 stores, as well as the real estate and new store development functions. Sunderland joined Dollar General in September 2014 as senior vice president of store operations, overseeing stores predominately throughout the southern half of the country. Sunderland previously served as senior vice president of retail operations for each of Office Depot, Inc. from November 2013 until January 2014 and OfficeMax Incorporated from May 2012 until November 2013, and as chief operating officer for Bally Total Fitness Holding Corporation from 2011 until April 2012. Sunderland began his career in 1987 with Sears as a store manager where he spent over 20 years in positions of increasing responsibility, eventually serving as vice president of strategic operations. Sunderland earned a bachelor’s degree in English from Colorado College and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

“This enhanced management structure positively positions Dollar General as we continue moving forward as a leader in our sector. Jeff and Steve’s leadership, insights and demonstrated performance will help support efforts to continue to capture growth opportunities, drive our short and long term strategic focus and best serve our customers,” said Todd J. Vasos, Dollar General’s chief executive officer. “At Dollar General, investing in our employees as a competitive advantage by providing employees with growth and development opportunities is one of our core values and a cornerstone of our culture. I am confident Jeff and Steve are the right leaders for these positions, and I would like to congratulate them both on their new roles.”

For additional information, photographs or items to supplement a story, please contact the Media Relations Department at 1-877-944-DGPR (3477) or via email at dgpr@dg.com.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,836 stores in 44 states as of August 2, 2019. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Investor Contacts:
Donny Lau (615) 855-5529
Kevin Walker (615) 855-4954

Media Contacts:
Crystal Ghassemi (615) 855-5210